Exhibit 5.1

April 30, 2010

Tower Semiconductor Ltd.

P.O. Box 619

Migdal Haemek, Israel 10556

        Re:     Registration Statement on Form S-8

Dear Sirs:

        We have acted as Israeli counsel for Tower Semiconductor Ltd., a company organized under the laws of Israel (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 for the purposes of registering (i) 28,292,881 of its ordinary shares, par value New Israeli Shekel 1.00 per share (“Ordinary Shares”), that may be issued pursuant to options granted under the Company’s 2009 Employee Share Incentive Plan (the “2009 Plan”) and (ii) 300,000 Ordinary Shares that may be issued pursuant to options granted under the Company’s Independent Directors Share Option Plan 2007 (the “2007 Plan” and together with the 2009 Plan, the “Plans”). The Ordinary Shares referred to in the preceding clauses (i) and (ii) are referred to herein as the “Option Shares.”

        On the basis of such investigation as we have deemed necessary, we are of the opinion that the Option Shares have been duly and validly authorized for issuance and, when issued upon due exercise in accordance with the applicable option agreement and governing Plan (including payment of the applicable option exercise price), will be legally issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

        The above opinion is based on facts existing on the date hereof and of which we are aware. We express no opinion as to any laws other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for purpose of giving this opinion, made any investigation of the laws of any other jurisdiction.

Very truly yours, /s/ Yigal Arnon & Co. ———————————— Yigal Arnon & Co.